Exhibit 99.1

Press Release

Sepracor Announces Amendment to Co-Promotion Agreement with Ross for XOPENEX(R)

MARLBOROUGH, Mass., March 25 /PRNewswire-FirstCall/ — Sepracor Inc. (Nasdaq: SEPR) today announced an amendment to its agreement with the Ross Products Division of Abbott Laboratories (referred to as Ross) for the co- promotion of XOPENEX(R) brand levalbuterol HCl inhalation solution. Under the terms of the amendment, the agreement will be terminated effective December 31, 2004. Ross co-promotes XOPENEX primarily to pediatricians in the U.S. in exchange for a commission on pediatric product sales, and Sepracor’s sales force promotes XOPENEX to pediatricians as well as allergists, pulmonologists and primary care physicians throughout the U.S. Ross will continue to co- promote XOPENEX to pediatricians and targeted primary care physicians through December 31, 2004.

“We greatly appreciate Ross’s efforts under the agreement and the value that the Ross relationship has provided in building brand awareness of XOPENEX with pediatricians,” said W. James O’Shea, President and Chief Operating Officer at Sepracor. “However, we are expanding our 450-person sales force to approximately 1,250 sales professionals in anticipation of the launch of ESTORRA(TM) brand eszopiclone for the treatment of insomnia. This expansion will significantly increase our ability to cover XOPENEX prescribers and, we believe, eliminates the need for a co-promotion alliance.”

Sepracor will make residual payments to Ross of $30 million on or before the end of 2005 and $3 million on or before the end of 2006. The total $33 million will be expensed in the first quarter of 2004. Full-year revenues from XOPENEX product sales were approximately $286.8 million in 2003, a 51 percent increase over full-year 2002 XOPENEX revenues.

XOPENEX inhalation solution is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients with reversible obstructive airway disease. XOPENEX inhalation solution is available in 0.31 mg and 0.63 mg dosage strengths for the treatment of patients 6 to 11 years of age and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older. The U.S. short-acting nebulized bronchodilator market potential at branded prices is approximately $1.3 billion.

Sepracor is currently preparing its New Drug Application (NDA) for the XOPENEX (levalbuterol tartrate) hydrofluoroalkane (HFA) metered-dose inhaler (MDI). In 2003, Sepracor completed its Phase III studies of the XOPENEX MDI. In each of the three, large-scale pivotal Phase III trials conducted by Sepracor, the XOPENEX HFA MDI was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma. In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), the XOPENEX HFA MDI produced statistically and clinically significant improvements relative to placebo (p<0.001).

Sepracor’s XOPENEX MDI development program includes over 1,800 pediatric and adult subjects in 12 clinical studies. All clinical studies that Sepracor plans to include in the XOPENEX HFA MDI NDA submission to the U.S. Food and Drug Administration (FDA) have been completed. The U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL(R) HFA, is approximately $1.6 billion.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development, regulatory approval and commercialization of the company’s pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s annual report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Estorra is a trademark and Xopenex is a registered trademark of Sepracor Inc. Proventil is a registered trademark of Schering Corporation.

To receive a copy of this release or any recent release via fax, call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.